Exhibit 99.1

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES THE ADDITION OF JOHN S. CAIN TO ITS BOARD OF DIRECTORS

CRESTVIEW HILLS, KENTUCKY, August 24, 2010 – The Bank of Kentucky Financial Corporation (the “Company”) (NASDAQ: BKYF), the holding company of The Bank of Kentucky, Inc. (the “Bank”), today announced the addition of John S. Cain, of Ryland Heights, Kentucky to the Board of Directors of both the Company and the Bank. Cain is the President of Wiseway Supply, Inc., a privately held electrical, plumbing and lighting supplies company based in Florence, Kentucky, and is responsible for the day-to-day operations of the family business that began in 1972. He obtained his undergraduate degree from the University of Kentucky in 1986 and received his Juris Doctor from Northern Kentucky University in 1993. Raised in Kentucky, Cain is heavily involved in the community, contributing his talents to many local organizations. He currently serves as President of the Juvenile Diabetes Research Foundation, serves on the Board of Directors for Governor’s Scholars, is past Chair of the Northern Kentucky Chamber of Commerce and is a current member of Tri-County Economic Development Corporation.

“John will be an excellent addition to the Bank’s team of directors,” stated President and CEO Robert W. Zapp. “His leadership at Wiseway, involvement in the community and ongoing interest in the growth and success of the Company and the Bank make for a perfect fit. I am pleased to make this announcement and look forward to John’s immediate impact on The Bank of Kentucky,” added Mr. Zapp.

About The Bank of Kentucky Financial Corporation

The Bank of Kentucky Financial Corporation, a bank holding company with assets of approximately $1.520 billion, offers banking and related financial services to both individuals and business customers. The Bank of Kentucky, the wholly owned subsidiary of the Company, operates thirty-one branch locations and forty-eight ATMs in the Northern Kentucky Market.

For more information contact:

Mark Exterkamp

Executive Vice President

(859) 372-2202

mexterkamp@bankofky.com